EXHIBIT 99.2

Consolidated Financial Statements and

Report of Independent Certified Public Accountants

Pipeline Data Inc. and subsidiaries

December 31, 2011 and 2010

PIPELINE DATA INC. and subsidiaries

TABLE OF CONTENTS

Page
Report of Independent Certified Public Accountants	1
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2011 and 2010	2
Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2010	3
Consolidated Statements of Stockholders’ Deficit for the Years Ended December 31, 2011 and 2010	4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010	5
Notes to Consolidated Financial Statements as of and for the Years Ended December 31, 2011 and 2010	6 - 26

Report of independent certified public accountants

To the Board of Directors of

  Pipeline Data Inc.

We have audited the accompanying consolidated balance sheet of Pipeline Data Inc., and subsidiaries  (collectively the “Company”) as of December 31, 2011 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended.  The financial statements of the Company as of and for the year ended December 31, 2010 were audited by other auditors. Those auditor’s report, dated May 30, 2011, on those statements included an emphasis of a matter paragraph that described matters that raised substantial doubt about the Company’s ability to continue as a going concern. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2011,and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has failed to make required principal payments and quarterly interest payments to each of its senior secured noteholders, which represent events of default under the terms of the note agreements.  As a result of the defaults, each of the noteholders has the contractual right to demand, and has demanded the immediate payment of the full principal amount of the notes of approximately $42.1 million, along with any unpaid and accrued interest of approximately $10.1 million, thereby creating a deficiency of working capital at December 31, 2011 in the amount of approximately $49.1 million.   In addition, the Company incurred a net loss of $12,612,314 during the year ended December 31, 2011. These conditions, along with other matters as set forth in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Grant Thornton LLP

Melville, New York

August 24, 2012

PIPELINE DATA INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2011 and 2010

	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 5,529,482	$ 4,081,092
Settlement assets, net	1,197,172	1,920,696
Accounts receivable - net of allowance for doubtful accounts of
$32,601 and $163,934 in 2011 and 2010, respectively	2,039,090	1,134,743
Prepaid expenses and other current assets	255,917	371,303
Due from Affiliates	378,417	159,412

Total current assets	9,400,078	7,667,246

Property and equipment, net	407,264	619,415
Merchant portfolios, net	1,288,676	2,628,839
Residual rights and other intangible assets	960,115	2,828,170
Goodwill	-	2,826,573
Other assets	252,328	276,612

Total	$ 12,308,461	$ 16,846,855

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 2,818,176	$ 3,765,598
Accrued interest on short-term debt	11,024,552	1,512,091
Merchant deposits	684,241	1,351,280
Short-term debt	42,106,000	42,644,400
Due to Affiliates	809,287	116,231
Other current liabilities	-	76,995

Total current liabilities	57,442,256	49,466,595

LONG-TERM LIABILITIES
Other long term liabilities	27,027	42,459

Total liabilities	57,469,283	49,509,054

STOCKHOLDERS’ DEFICIT
Preferred stock, Series B, $.001 par value - 10,000,000 shares
authorized; 5,066,667 shares issued and outstanding	5,067	5,067
Common stock, $.001 par value - 500,000,000 shares authorized;
40,428,879 shares issued; and 40,190,015 shares outstanding	40,429	40,429
Additional paid-in capital	33,324,540	33,210,849
Accumulated deficit	(78,503,927)	(65,891,613)
Less treasury stock - 238,864 shares, at cost	(26,931)	(26,931)

Total stockholders’ deficit	(45,160,822)	(32,662,199)

Total liabilities and stockholders’ deficit	$ 12,308,461	$ 16,846,855

The accompanying notes are integral part of these financial statements.

PIPELINE DATA INC. and subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2011 and 2010

	2011	2010

REVENUE	$ 35,793,809	$ 38,094,231

OPERATING EXPENSES
Interchange fees	15,389,862	16,433,376
Cost of services	6,957,338	8,524,071
Selling, general, and administrative	10,679,368	11,801,496
Depreciation and amortization	2,322,169	3,372,562
Impairment of goodwill and intangible assets	3,967,473	8,109,921
Net loss on disposals of assets	51,844	405,371

Total operating expenses	39,368,054	48,646,797

Loss from operations	(3,574,245)	(10,552,566)

OTHER INCOME AND EXPENSES
Interest expense	(9,031,104)	(5,140,615)
Other income - net	4,167	99,735

Total other income and expenses - net	(9,026,937)	(5,040,880)

Loss before income taxes	(12,601,182)	(15,593,446)

Income tax expense	(11,132)	(11,907)

Net loss	$ (12,612,314)	$ (15,605,353)

The accompanying notes are integral part of these financial statements.

PIPELINE DATA INC. and subsidiaries

Consolidated Statements of Stockholders’ Deficit

For the years ended December 31, 2011 and 2010

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	Total

Balance - January 1, 2010	5,066,667	$ 5,067	40,428,879	$ 40,429	$ 33,086,318	$ (50,286,260)	$ (26,931)	$ (17,181,377)

Share-based compensation expense	-	-	-	-	124,531	-	-	124,531

Net loss	-	-	-	-	-	(15,605,353)	-	(15,605,353)

Balance - December 31, 2010	5,066,667	5,067	40,428,879	40,429	33,210,849	(65,891,613)	(26,931)	(32,662,199)

Share-based compensation expense	-	-	-	-	113,691	-	-	113,691

Net loss	-	-	-	-	-	(12,612,314)	-	(12,612,314)

Balance - December 31, 2011	5,066,667	$ 5,067	40,428,879	$ 40,429	$ 33,324,540	$ (78,503,927)	$ (26,931)	$ (45,160,822)

The accompanying notes are integral part of these financial statements.

PIPELINE DATA INC. and subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2011 and 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (12,612,314)	$ (15,605,353)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	2,322,169	3,372,562
Impairment of goodwill and intangible assets	3,967,473	8,109,921
Share-based compensation expense	113,691	124,531
Amortization of debt issuance cost	44,613	53,832
Imputed interest	(529,735)	(158,371)
Net loss on asset disposal	52,353	405,370
Other	(92,429)	(65,048)
Changes in operating assets and liabilities
Settlement assets	723,524	720,175
Accounts receivable	(904,346)	1,758,577
Prepaid expenses and other current assets	95,057	34,680
Due to (from) Affiliates	411,552	(102,883)
Accounts payable and accrued expenses	(884,923)	2,147,863
Accrued interest on short term debt	9,512,461	1,512,091
Merchant deposits	(667,038)	(989,968)

Net cash provided by operating activities	1,552,108	1,317,979

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(95,053)	(155,814)
Purchase of residual rights and other intangible assets	-	(1,240,954)
Proceeds from sale of merchant portfolio	-	27,802

Net cash used in investing activities	(95,053)	(1,368,966)

CASH FLOWS FROM FINANCING ACTIVITIES
Debt repayments	(8,665)	(26,903)

Net cash used in financing activities	(8,665)	(26,903)

Net increase (decrease) in cash and cash equivalents	1,448,390	(77,890)

Cash and cash equivalents - beginning of year	4,081,092	4,158,982

Cash and cash equivalents - end of year	$ 5,529,482	$ 4,081,092

Supplemental disclosure:
Cash paid for taxes	$ 11,132	$ 11,907
Cash paid for interest	$ 3,765	$ 3,660,017

The accompanying notes are integral part of these financial statements.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

1.	ORGANIZATION AND OPERATIONS

Pipeline Data Inc. and subsidiaries (the “Company”), incorporated in 1997 in the State of Delaware, provides credit and debit card-based payment processing solutions and customized point of sale products to small and medium-sized merchants who operate either in a physical business environment, over the Internet, or in a mobile setting via cellular-based wireless devices.

2.	GOING CONCERN

The Company’s financial statements are prepared using the accounting principlesgenerally accepted in the United States of America, applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  As discussed in Note 9, for each quarter commencing January 1, 2011, and continuing through the date of issuance of the accompanying consolidated financial statements, the Company has failed to make the required quarterly interest payments and the required principle payment on June 29, 2011 to each of its senior secured noteholders, which represent events of default under the terms of the note agreements and the required principle payment on June 29, 2011.  As a result of the defaults, each of the noteholders has the contractual right to demand, and has demanded the immediate payment of the full principal amount of the notes of $42,106,000, along with any unpaid and accrued interest of $10,074,740, thereby creating a deficiency of working capital at December 31, 2011 in the amount of approximately $49.1 million. Such notes were otherwise due in June 2011.

In addition, the Company has continued to incur significant losses, including net losses of $12.6 million and $15.6 million for the years ended December 31, 2011 and 2010, respectively, resulting in stockholders’ deficit of $45.2 million at December 31, 2011. While the noteholders have not sued the Company, noteholders have sued the Company’s officers and directors as well as various affiliates alleging among other things, breach of their duty of loyalty.  The Company has contractual indemnification obligations to the defendants in the action and as management views this action to be without merit, a vigorous defense has been commenced.

The Company does not currently have a readily available source of additional liquidity. In addition, management has implemented and expects to continue to implement measures to reduce operating costs. However, even with the successful implementation of such measures, it is not expected that the Company will be able to generate sufficient cash flow from operations to fully fund its obligations.

In light of the foregoing circumstances, management believes there is substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time beyond December 31, 2011.  The consolidated financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of the uncertainty.

3.	ACQUISITION BY PIPELINE CYNERGY HOLDINGS, LLC

On February 17, 2009, the Company entered into a stock purchase agreement (“SPA”) with Pipeline Cynergy Holdings, LLC (formerly Pipeline Holdings, LLC) (“Holdings”), a newly formed company owned by a group of private equity investors led by the ComVest Group (“ComVest”), including ComVest Investment Partners, III, L.P.  Pursuant to the terms of the SPA, Holdings acquired a controlling interest in the Company through the Company’s ultimate issuance to Holdings of 5,000,000 shares of Series B voting convertible preferred stock.(See Note 10 for a more detailed description of the terms of the Series B preferred stock).

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include those of the Company and its wholly owned subsidiariesSecurepay.com Inc., Northern Merchant Services Inc, Pipeline Data Processing Inc., Pipeline Data PortfolioAcquisitions Inc., Aircharge Inc., PayPipe Inc., Paynet Systems Inc., PayPassage Inc,Valadata Inc., Pipeline Data Canada Inc., and CardAccept.com Inc, collectively, (the “Subsidiaries”).  The Company, together with the Subsidiaries,  are herein referred to as the Company.  All intercompany balances and transactions with the Company’s subsidiaries have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period.

Significant estimates include (i) the valuation of acquired merchant portfolios, residual rights and other intangible assets, as well as the implied fair value of goodwill, (ii) the recoverability of long-lived assets, (iii) the remaining useful lives of long-lived assets, (iv) the sufficiency of merchant, legal, and other reserves, (v) the fair value of awards granted under the Company’s long-term incentive plans, and (vi) the realizability of deferred tax assets.  On an ongoing basis, the Company evaluates the sufficiency and accuracy of its estimates.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and all liquid investments with an initial maturity of three months or less when purchased.

Settlement Assets

These amounts represent cash that the Company withholds from its merchant customers (“Merchant Deposits”) and designates as reserve funds to collateralize contingent liabilities associated with losses attributable to merchant defaults.  The Company records a corresponding liability for such merchant deposits, which is presented as merchant deposits in the accompanying consolidated balance sheets.  While not restricted in its use, the Company believes that designating this cash to collateralize contingent liabilities from merchant defaults strengthens its fiduciary standing with its sponsoring Member Banks and is in accordance with guidelines set by the Card Associations.

Accounts Receivable, net

The Company uses the allowance method to account for uncollectible accounts receivable. We maintain allowances for the estimated losses from doubtful accounts which result when our customers are unable to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful lives of generally seven years for furniture, fixtures, and leasehold property; five years for equipment; and four years for computer software.  The Company periodically evaluates the depreciation periods of property and equipment to determine whether events or

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

circumstances warrant revised estimates of useful lives.  Any such revisions are accounted for prospectively, beginning in the period of change.

Expenditures for repairs and maintenance are charged to operating expense as incurred.  Expenditures that increase the value or productive capacity of assets are capitalized.  At the time of retirements, sales, or other dispositions of property and equipment, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains or losses are presented as a component of income or loss from operations.

Certain of the Company’s operating leases are for office space.  The Company will make various alterations (leasehold improvements) to the office space and capitalize these costs as part of property, plant and equipment.  Leasehold improvements are amortized on a straight-line basis over the useful life of the improvement or the term of the lease, whichever is shorter.

Merchant Portfolios, Residual Rights and Other Intangible Assets, and Goodwill

The Company’s intangible assets are comprised primarily of merchant portfolios, residual rights, and goodwill.  Merchant portfolios and residual rights are amortized over their respective estimated useful lives, generally seven years using an accelerated method that reflects the pattern in which the economic benefits of the respective assets is consumed.  Merchant portfolios, residual rights, and other intangible assets are assessed for impairment if events or circumstances indicate that their respective carrying values are not recoverable from the future anticipated undiscounted net cash flows attributable to such assets.  In such cases, the amount of any potential impairment would be measured as the excess, if any, of carrying value over the fair value of such assets. Goodwill is not amortized, but instead tested for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit to which the corresponding goodwill is attributed below its respective carrying value.  The Company performs its annual goodwill impairment test on December 31 of each year.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  For long-lived assets, except goodwill, an impairment loss is indicated when the undiscounted future cash flows estimated to be generated by the asset group are not sufficient to recover the unamortized balance of the asset group.  If indicated, the loss is measured as the excess of carrying value over the asset groups’ fair value.

Revenue and Cost Recognition

The Company derives revenues primarily from the electronic processing of credit, charge, and debit card transactions that are authorized and captured through third-party networks.  Typically, fees charged to merchants for these processing services are based on a variable percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction.  Merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, monthly minimum fees, fees for handling chargebacks, gateway fees, and fees for other miscellaneous services.  The Company also earns revenue from the sale of payment processing equipment (e.g., point-of-sale credit and debit card terminals) and software solutions (e.g., online “shopping carts”) to its merchant customers.

Generally, the Company (i) is the primary obligor in its arrangements with its merchant customers, (ii) has latitude in establishing the price of its services, (iii) has the ability to change the product and perform parts of the services, (iv) has discretion in supplier selection, (v) has latitude in determining the product and

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

service specifications to meet the needs of its merchant customers, and (vi) assumes credit risk.  In such cases, the Company reports revenues gross of amounts paid to its sponsoring Member Banks, as well as fees paid to card-issuing Member Banks and Card Associations on behalf of its sponsoring Member Banks for interchange and assessments.  However, in limited circumstances, the Company may not assume credit risk or may not be considered the primary obligor or owner of the merchant relationship.  In these limited circumstances, which represent approximately 5% of the Company’s total revenue, the Company reports revenue net of the corresponding interchange fees.

Cost of services is comprised primarily of processing fees paid to third parties attributable to providing transaction processing and other services to the Company’s merchant customers.  Interchange fees and cost of services are recognized as incurred, which generally occurs in the same period in which the corresponding revenue is recognized.

Card associations, such as Visa® and MasterCard® (the “Card Associations”), are organizations comprised of an alliance of insured financial institutions (“Member Banks”) that work in conjunction with various local, state, territory, and federal government agencies to make the rules and guidelines regarding the use and acceptance of credit cards.  Member Banks enter into agreements with numerous vendors for all aspects of providing credit and debit card services.  Card Association rules require that those vendors be sponsored by a Member Bank and registered with the Card Association.  The Company is sponsored primarily by two Member Banks - Wells Fargo Bank, N.A. and Meridian Bank, N.A. and is a registered Independent Sales Organization (“ISO”) with Visa® and a registered Member Service Provider (“MSP”) with MasterCard®.  The Company’s sponsorship agreements allow the Company to route transactions under the Member Banks’ respective control and identification numbers to clear credit card transactions through the Card Associations.

Advertising

The Company recognizes advertising costs in expense as incurred.  Advertising expenses were $107,068 and $275,574 for the years ended December 31, 2011 and 2010, respectively, and are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Customer Acquisition Costs

Expenditures related to the acquisition of new merchant customers (e.g. commissions paid to sales personnel) are expensed as incurred.  Such expenses were $294,913 and $348,850 for the years ended December 31, 2011 and 2010, respectively, and are included within selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Share-Based Payments

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date value of the award.  The amount of compensation cost for share-based payments is measured based on the fair value, as determined by the Black-Scholes option pricing model, on the grant date that the awards are issued and adjusted for the estimated number of awards that are expected to vest.  That cost is recognized on the straight-line method over the requisite service period which an employee is required to provide a  service for the award to vest and is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Income Taxes

The Company records its income tax provision using the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

The Company records a valuation allowance to reduce its deferred income tax assets to the amount that is more likely than not to be realized.  In evaluation its ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, any ongoing tax planning, and forecast of future taxable income.

The Company applies the authoritative guidance for uncertainty in income taxes.  This guidance requires the evaluation of tax positions taken or expected to be taken to determine whether the tax positions are “more-likely-than-not” to be sustained by the taxing authority.  The Company recognizes a tax benefit from an uncertain position only if it is more-likely-than-not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and procedures.  If this threshold is met, the Company measures the tax benefits as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year.  The Company recognized interest and penalties related to unrecognized tax benefits within the interest expense line and selling, general, and administrative expense line, respectively.

Fair Value Measurements

The Company measures certain nonfinancial assets and liabilities at fair value on a nonrecurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.  The Company uses a three-level fair value hierarchy to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs.  The three levels of inputs used to measure fair value are as follows:

Level 1 -Quoted market prices in active markets for identical assets or liabilities as of the reporting date

Level 2 -Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3 -Unobservable inputs that are not corroborated by market data

The fair values of the Company’s merchant portfolios, residual rights, and other intangible assets, as well as the fair value of the Company’s reporting units, which are used in conjunction with the Company’s annual goodwill impairment tests, are primarily based on Level 3 inputs and are estimated based upon independent appraisals that include discounted cash flow analyses based on the Company’s most recent cash flow projections, and, for years beyond the projection period, estimates based on assumed growth rates.  Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital expenditures, among others.  In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values, and, where available, values observed in private market transactions.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Other Comprehensive Income

The Company does not report other comprehensive income or loss within its consolidated statements of operations or stockholders’ deficit because the circumstances that give rise to such other comprehensive income or loss have not occurred.

Concentrations

Substantially all of the Company’s revenue is derived from processing Visa® and MasterCard® bank card transactions.  Because the Company is not a Member Bank, in order to process these bank card transactions, the Company currently maintains sponsorship agreements primarily with two Member Banks, which require, among other things, that the Company abide by the by-laws and regulations of the Card Associations.

Approximately 90% of the Company’s revenues are attributable to merchant customer transactions, which are processed by three key third-party vendors.

Subsequent Events

The Company has evaluated events that occurred subsequent to December 31, 2011 for potential recognition and disclosure in the accompanying consolidated financial statements through the date of issuance of the accompanying consolidated financial statements.

5.	SETTLEMENT ASSETS AND OBLIGATION

Settlement assets and obligations result from processing services and associated settlement activities.  Settlement assets are generated principally from   merchant services transactions.     The principal components of the Company’s settlement assets and obligations are as follows:

	2011	2010
Settlement Obligations
Merchant deposits	$ 684,241	$ 1,206,115
Card settlement due to merchants	-	145,165
Subtotal	684,241	1,351,280

Settlement receivables	12,830	569,416
Processor reserve	500,101	-
Total Settlement Assets	$ 1,197,172	$ 1,920,696

Merchant deposits consist of cash on hand at Key Bank, NA and Meridian Bank.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

6.	PROPERTY AND EQUIPMENT

At December 31, 2011 and 2010, property and equipment consisted of the following:

	2011	2010

Furniture and fixtures	$ 256,816	$ 257,875
Equipment	875,692	840,416
Computer software	540,279	514,188
Leasehold property	83,762	243,773

Property and equipment at cost	1,756,549	1,856,252

Less accumulated depreciation	(1,349,285)	(1,236,837)

Property and equipment - net	$ 407,264	$ 619,415

Depreciation expense totaled $235,749 and $569,857 for the years ended December 31, 2011 and 2010, respectively.  For the years ended December 31, 2011 and 2010 the Company recognized no impairments of its property and equipment.

7.	MERCHANT PORTFOLIOS, RESIDUAL RIGHTS AND OTHER INTANGIBLE ASSETS, AND GOODWILL

The following table reflects the Company’s merchant portfolios, residual rights, other intangible assets, and Goodwill at their cost and net carrying value as of December 31, 2011 and 2010:

	Merchant Portfolios	Residual Rights and Other Intangible Assets	Goodwill

December 31, 2009	$ 5,204,309	$ 2,331,241	$ 10,430,740

Sales	(11,036)
Acquisitions		1,240,954
Impairment charges	(505,754)		(7,604,167)
Amortization	(2,058,680)	(744,025)

December 31, 2010	2,628,839	2,828,170	2,826,573

Impairment charges		(1,140,900)	(2,826,573)
Amortization	(1,340,163)	(727,155)
December 31, 2011	$ 1,288,676	$ 960,115	$ 0

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	December 31, 2011

	Gross Carrying Value	Accumulated Amortization	Accumulated Impairment Charges	Total Net Book Value

Merchant portfolios	$ 17,423,050	$ 16,134,374		$ 1,288,676
Residual rights and other intangible assets	4,620,224	2,519,209	1,140,900	960,115
Goodwill	22,392,205		22,392,205	-

	December 31, 2010

	Gross Carrying Value	Accumulated Amortization	Accumulated Impairment Charges	Total Net Book Value

Merchant portfolios	$ 17,423,050	$ 14,794,211		$ 2,628,839
Residual rights and other intangible assets	4,620,224	1,792,054		2,828,170
Goodwill	22,392,205		19,565,632	2,826,573

Merchant portfolios represent the value of the acquired merchant customer base of merchant service providers.  Merchant portfolios were obtained primarily through acquisitions of MSPs or ISOs accounted for as business combinations and generally represent the primary asset of the acquired business.  The Company amortizes the cost of its acquired merchant portfolios over their estimated useful lives, which are generally seven years.  Residual rights represent up-front payments under agreements with certain ISOs to acquire the rights to the respective ISO’s future residual income for its merchant customers.  The Company amortizes the cost of such rights over their estimated useful lives, which are generally seven years.  During the year ended December 31, 2010, the Company paid $1,238,505 for newly acquired residual rights.  The Company also paid $2,449 related to Trademarks during 2010, which are classified as other intangible assets.  There were no acquisitions during the year ended December 31, 2011.

As part of its periodic, ongoing assessment of the recoverability of the carrying value of its merchant portfolios, residual rights, and other intangible assets, the Company determined that the carrying value of certain of its merchant portfolios and residual rights were not recoverable from the anticipated net cash flows attributable to such assets.  In 2011, the Company recognized impairment charges of $1,140,900 to reduce the carrying value of such residual rights.  In 2010, the Company recognized impairment charges in the aggregate amount of $505,754 to reduce the carrying value of such merchant portfolios to their corresponding fair value.  Also during 2010, the Company sold an acquired merchant portfolio for $27,802, resulting in a net gain of $16,765.

Amortization expense is recognized over the estimated useful life of the respective intangible asset using an accelerated method, that reflects the pattern in which the economic benefits of the respective asset is consumed and totaled $2,067,317 and $2,802,705 for the years ended December 31, 2011 and 2010, respectively, which is included in depreciation and amortization expense in the accompanying consolidated statements of operations.  Annual amortization expense for each of the five succeeding fiscal years is estimated to be as follows:

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

2012	$ 1,262,847
2013	491,554
2014	187,585
2015	150,571
2016	112,350

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, and other relevant events or circumstances.

During the year ended December 31, 2010, as part of its annual goodwill impairment test, the Company recorded an impairment charge of $7,604,167 in order to reduce the carrying value of its goodwill to its fair value of $2,826,573.  Additionally, during the year ended December 31, 2011, the Company recorded an impairment charge of $2,826,573.

8.	INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2011 and 2010 consists of the following:

	2011	2010
Current
Federal
State	$ 11,132	$ 11,907
Total	11,132	11,907

Deferred
Federal
State	-	-
Income tax expense	$ 11,132	$ 11,907

The Company provides for the tax effects of transactions reported in the consolidated financial statements.  The provision, if any, consists of taxes currently due, plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting.  The components of the Company’s deferred tax assets and liabilities at December 31, 2011 and 2010, were as follows:

	2011	2010

Deferred tax assets
Net operating loss carryforward	$ 14,131,924	$ 10,757,984
Differences between book and tax amortization	6,889,853	6,773,181
Deferred OID expense	1,834,627	1,834,627
Shared-based compensation	389,319	347,351
Imputed interest	-	214,632
Employee bonuses	92,651	142,500
Allowance for doubtful accounts	12,388	86,211
Section 179 carryforward	77,895	77,895
Other	6,944	17,850

Total deferred tax assets before valuation allowance	23,435,601	20,252,231

Deferred tax liabilities
Deferred COD income	(1,834,627)	(1,834,627)
Differences between book and tax depreciation	(17,281)	(10,856)

Net deferred tax assets before valuation allowance	21,583,693	18,406,748
Valuation allowance	(21,583,693)	(18,406,748)
Net deferred tax asset	$ -	$ -

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

At December 31, 2011 and 2010, the Company has net operating loss carryforwards for federal income tax purposes of approximately $37.0 million and $28.3 million, respectively, which expire from years 2012 to 2031.  In addition, the Company has various state net operating losses that expire in varying amounts through 2031.

Due to the change in ownership provisions of the Tax Reform Act of 1986, utilization of a portion of our net operating loss carryforwards may be limited in future years.

Based on the Company’s forecast of future taxable income, management determined that a full valuation allowance related to the net deferred tax asset was required as of December 31, 2011 and 2010, because, in management’s judgment, it is more likely than not that the deferred tax assets will not be realized.

The differences in taxes provided and the amounts determined by applying the federal statutory tax rate to the loss before income taxes for the years ended December 31, 2011 and 2010 are as follows:

	2011		2010

Federal income tax benefit
at the statutory rate	$ (4,284,402)	(34)%	$ (5,305,820)	(34)%
State income tax benefit	(435,456)	(3)	(615,102)	(4)
Goodwill	340,134	3
Change in valuation allowance	4,213,091	33	5,918,129	38
Other	177,765	1	14,700	-

	$ 11,132	- %	$ 11,907	- %

No benefit for income taxes related to the Company’s 2011 and 2010 loss before income taxes has been recognized due to the uncertainty of the realization of any tax asset.

The Company has determined that it does not have any significant uncertain tax positions at December 31, 2011 or 2010.  The Company reports interest and penalties associated with its uncertain tax positions, if any, as interest expense.  The Company’s previously filed federal and state income tax returns for tax years prior 2009 and 2010 are subject to audit as the statute of limitations for such returns has not yet expired.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

9.	SHORT TERM DEBT

The components of the Company’s outstanding short-term debt obligations as of December 31, 2011 and 2010 were as follows:

		Imputed	Carrying
	Principal	Interest	Value

December 31, 2011
Senior secured notes due 2011	$ 42,106,000	$ -	$ 42,106,000

December 31, 2010
Senior secured notes due 2011	$ 42,106,000	$ 529,735	$ 42,635,735
Capital lease obligations	8,665	-	8,665

	$ 42,114,665	$ 529,735	$ 42,644,400

Senior Secured Notes Due 2011

In 2006, the Company issued a series of senior secured notes that were amended and restated, effective December 31, 2008. As amended and restated, the senior secured notes have an aggregate principal amount of $42,106,000, which, absent the event of default described in the following paragraph, became due and payable in full on June 29, 2011 (extendable at the Company’s sole discretion, to June 29, 2012, at any time prior to May 10, 2011). The notes required the Company to make coupon interest payments on the first day of each calendar quarter at a rate of 14% per year (10% prior to July 1, 2010) compounded monthly. The Company imputes interest expense on the notes at their aggregate effective rate of approximately 11.429%, thereby resulting in the recognition of interest expense at a constant rate each reporting period.

For each quarter commencing January 1, 2011, and continuing through the date of issuance of the accompanying consolidated financial statements, the Company has failed to make the required quarterly interest payment to each of its senior secured noteholders, which represent events of default under the terms of the note agreements.  The accrued and unpaid interest, in the aggregate, amounts to $10,074,740 as of December 31, 2011.  The Company also failed to make the required $42,106,000 principal payment on June 29, 2011, which represents an event of default.  As a result of the defaults, each of the noteholders has the contractual right to demand, and has demanded the immediate payment of the full principal amount of the notes, along with any unpaid and accrued interest. In addition, also as a result of the defaults, commencing January 7, 2011 (five business days from the event of defaults) the notes bear interest at a rate of 20% per year, and a late fee of an additional 20% per year is assessed daily on any overdue and unpaid interest. As a result of the foregoing, the aggregate principal amount of the notes of $42,106,000 has been classified as short-term debt within the accompanying consolidated balance sheet at December 31,2011.  For the years ended December 31, 2011 and 2010, the Company recognized interest expense of $9,016,531 and $5,025,393, respectively, related to the notes, which is included in interest expense in the accompanying consolidated statements of operations. As of December 31, 2011, the amount of outstanding interest and late fees under the senior secured notes aggregated to $11,024,552.As of August 23, 2012, the date of issuance of the accompanying consolidated financial statements, the amount of outstanding interest and late fees under the senior secured notes aggregated to $18,155,160.

As discussed in Note 2, as a result of the defaults, each of the noteholders has the contractual right to demand, and has demanded the immediate payment of the full principal amount of the notes of $42,106,000, along with any unpaid and accrued interest and late fees. As a result, the Company believes that the fair value of the notes is substantially less than their aggregate principal balance of $42.1 million. However, the

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Company believes that an estimate of the fair value of the notes is not practicably determinable due to the uncertainties surrounding the amount and timing of future principal and interest payments, as well as the Company’s ability to fully repay its obligation.

The noteholders have a first priority security interest in all of the Company’s assets, but the Company is permitted to obtain first-lien financing for subsidiaries that comply with conditions of the note, provided that the stock of such subsidiaries are pledged to the noteholders.

The Company is required to make a mandatory prepayment of the outstanding principal and accrued interest on the notes within forty-five (45) calendar days after the end of each fiscal quarter in an amount equal to 50% of all “excess cash flow” for such fiscal quarter, if any. The Company has not generated “excess cash flow,” as that term is defined in the related note agreement, and accordingly, did not make any such prepayments during the years ended December 31, 2011 and 2010.

The notes contain covenants by which the Company and its subsidiaries are not permitted to directly or indirectly make, nor commit or agree to make, any capital expenditure (whether by purchase or capitalized lease obligations) that would cause the aggregate amount of all capital expenditures made by the Company and its subsidiaries to exceed a maximum of $1,000,000 in any fiscal year.

Capital Lease Obligations

The Company had leased certain equipment under capital lease arrangements. As of December 31, 2010, the net carrying value of such equipment was $25,450, and is included within property and equipment in the accompanying consolidated balance sheets.  The aggregate present value of the minimum lease payments was$8,665 at December 31, 2010, and is included in other current liabilities in the accompanying consolidated balance sheets.  As of December 31, 2011 the Company had no equipment under capital lease arrangements.

Acquisition Line of Credit

Effective February 17, 2009, the Company entered into a $15 million line of credit agreement with Holdings, the outstanding balance of which, if any, is payable in full on or before September 30, 2012, with interest payable at 12% per annum.  The proceeds of advances under this agreement must be solely used by the Company to fund the acquisition of businesses that have been approved by Holdings. Each advance must be for a minimum of $1 million.  Concurrent with each advance, the Company is required to issue warrants to Holdings for the issuance upon demand of one share of the voting Series B preferred stock for each $3 taken in such advance.  Subject to the provisions of the line of credit, in the event the Company prepays the principal amount of any advance within nine (9) months of the date such advance was made, then the Series B preferred stock issued in connection therewith (or common stock obtained upon conversion of such Series B preferred stock) shall be automatically adjusted such that, for each $6 of principal prepayment, the warrants shall lose the right to convert into one share of the Series B preferred.  For purposes of dividends, liquidation preferences, voting rights, and all other rights and obligations of the Series B preferred stock issuable upon exercise of the demand warrants, the demand warrants shall be deemed exercised upon issuance and shall be deemed to have the same original issue price and conversion price as the Series B preferred stock.

As of December 31, 2011 and 2010, there was no outstanding balance, as the Company had not taken any advances, under this line of credit.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

10.	STOCKHOLDERS’ DEFICIT

Series B Convertible Preferred Stock

As of December 31, 2011 and 2010, the Company had 5,066,667 shares of Series B convertible preferred stock outstanding with an aggregate face amount of $15,201,000.  Each share of Series B preferred stock was initially convertible at the rate of $24.59 per share into 124,590,172 shares of common stock at any time at the option of the holder, subject to adjustment for any stock dividends, splits, combinations, and similar events.  The holder of each share of Series B preferred stock is entitled to one vote for each share of common stock into which such holder’s shares of Series B preferred stock could then be converted.  In addition, the holders of the Series B preferred stock are entitled to receive in-kind dividends at a rate of 16%. Such dividends are cumulative, and any accrued but unpaid dividends compound monthly and are payable (i) when, as, and if declared by the Company’s board of directors, and (ii) if not so declared, upon conversion or certain other liquidation events.  As of December 31, 2011 and 2010, the conversion rate of the Series B preferred stock had effectively increased to 38.715 and 33.209 shares of common stock for each share of Series B preferred stock as a result of accrued but unpaid dividends of $8,731,292 and $5,327,731, respectively.  Consequently, holders of the Series B preferred stock would be entitled to receive an aggregate of 196,158,143 and 168,260,097 shares of common stock if such shares were converted at December 31, 2011 and 2010, respectively, which would represent approximately 83.0% and 80.7%, respectively, of the common stock outstanding following the conversion.

The Series B preferred stock is not redeemable at the option of either the holder or the Company.  However, the Series B preferred shares are automatically convertible in the event of certain qualifying liquidity and other events.  A liquidation event includes the closing of the sale, transfer or other disposition of all or substantially all of the corporations’ assets; the consummation of the merger or consolidation of the Corporation with or into another entity, unless the Company continues to hold at least 50% of the voting power of the capital stock of the Company; the closing of the transfer to a person or group of affiliated persons of the Corporation’s securities, if after the closing the other person or group of affiliated person hold 50% or more of the outstanding voting stock of the Corporation; a liquidation, dissolution or winding up of the Company; or the licensing of all or substantially of all of the Company’s intellectual property to a third party.

The Series B preferred stock has a liquidation preference that entitles its holders to receive, prior to the holders of common stock, an amount per share equal to the sum of two times the original face amount, plus declared or accrued but unpaid dividends on such shares, which totals $39,131,294 and $35,727,733 at December 31, 2011 and 2010, respectively.  If , as a result of an actual conversion, the holders of Series B preferred shares would receive, in the aggregate, an amount greater than the amount the holder would  receive if they did not convert the Series B shares into common stock, then Series B preferred shareholders would be deemed to have converted their shares.  Consequently, the holders of the Series B preferred stock would be deemed to have received an aggregate of the equivalent of  392,316,286 and 334,663,531 shares of common stock if such shares were converted at December 31, 2011 and 2010, respectively, which would represent approximately 90.7% and 89.3%, respectively, of the common stock outstanding following the conversion.    The Series B preferred stock ranks senior to all other classes and series of the Company’s equity securities.

Warrants

As of December 31, 2011 and 2010, the Company had outstanding warrants that permitted the holders to purchase an aggregate of 100,000 and 3,200,000 shares, respectively, of the Company’s common stock at exercise prices ranging from $1.20 to $2.10 per share that expire at various dates between February 27, 2011

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

and March 11, 2012.  The Company believes that the aggregate fair value of the warrants at December 31, 2011 and 2010, is negligible because the warrants have (i) an exercise price that substantially exceeds the fair value of the underlying stock and (ii) a short remaining contractual term.  The warrants are, therefore, expected to expire unexercised.

11.	SHARE-BASED COMPENSATION

The Company’s Stock Incentive Plan permits the grant of share options, stock appreciation rights or restricted stock to its employees for up to 75 million shares of common stock.  The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date value of the award.  That cost is recognized as expense over the period during which an employee is required to provide service for the award.  The total share-based compensation expense was $113,691 and $124,531 for the years ended December 31, 2011 and 2010, respectively, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

The Company’s share-based compensation has historically been awarded primarily in the form of stock options.  Such options generally (i) are granted with an exercise price equal to the grant date fair value of the underlying stock, (ii) vest 25% per year at each of the first four anniversaries of the grant date, and (iii) have a contractual life of six years from the vesting date.  For the year ended December 31, 2011, the Company vested 5,607,488 options.

The Company estimates the grant date fair value of its stock options using a Black-Scholes option pricing model, which requires the Company to make certain assumptions.  The Company determines an expected volatility assumption by referencing the average volatility experienced by four of its public company peers.  The Company used an average of a peer group because it does not have sufficient historical volatility data related to market trading of its own common stock.  The Company estimates the expected term of a stock option based on the simplified method for “plain-vanilla” stock options, under which the expected term of an employee stock option is determined to be the average of the vesting period of the award and the contractual life of the option.  The Company’s dividend yield assumption is based on actual dividends expected to be paid over the expected life of the stock option.  The risk-free interest rate assumption for stock options granted is determined by using U.S. Treasury rates of the same period as the expected option term of each stock option.  There were no new options granted or exercised during 2011  and no options exercised during 2010.

Assumptions utilized in the Black-Scholes option pricing model were as follows:

Expected volatility	48.4%
Expected term (in years)	5.1
Expected dividends
Risk-free interest rate	2.9%

Stock option activity for the years ended December 31, 2011 and 2010 is summarized as follows:

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Options	Price	(Years)	Value
Options outstanding - December 31, 2009	33,917,242	0.12	7.7	$ -

Granted	2,963	0.12
Forfeited/cancelled	(8,632,868)	(0.12)

Options outstanding - December 31, 2010	25,287,337	0.12	6.6	$ -

Granted	-	0.00
Forfeited/cancelled	-	0.00

Options outstanding - December 31, 2011	25,287,337	0.12	5.6	$ -

Options exercisable - December 31, 2010	8,467,225	0.12	5.2

Options exercisable - December 31, 2011	14,074,673	0.12	4.6

12.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases various office spaces, computer data center storage space, and certain equipment under operating leases with remaining terms ranging up to two years.  Such facilities are located in Quincy, Massachusetts; Brasher Falls, New York; Libertyville, Illinois; and Alpharetta, Georgia.  The majority of the office space lease agreements contain renewal options.

Future minimum lease commitments under non-cancelable operating leases are as follows at December 31, 2011:

2012	$ 315,608
2013	51,337

Total rent expense for the years ended December 31, 2011 and 2010, was $386,869 and $382,986, respectively, and is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Minimum Purchase Commitment

Under the terms of a contract with CTS Holdings LLC (“CTS”), the Company has minimum purchase commitments for credit card processing services each year through March 31, 2012.  The Company has not achieved the minimum purchase commitment for certain periods.  The cumulative shortfall totaled approximately $2.5 million and $1.7 million as of December 31, 2011 and 2010, respectively.  The Company believes that CTS has not fulfilled all of its obligations under the agreement.  Management further believes that the Company’s inability to achieve the required minimums was primarily caused by CTS’ nonperformance.  The Company was unable to reach a mutual agreement and, hence, did not enter into a revised agreement with the vendor during 2010.  In September 2010, CTS formally notified the Company to remit any unpaid past minimums in the amount of approximately $1.9 million.  Management disagrees with

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

CTS’ determination of the amount of the shortfall and has been in negotiation with CTS to resolve their contract dispute.  In March 2011, CTS formally notified the Company of its intention to exercise its right under the contract to withhold the required shortfall and intends to withhold at the rate of 20% of the future monthly residual payment until such time the balance is paid in full.  In August 2011 CTS notified the Company that its unpaid minimum as of March 31, 2011 was approximately $2.3 million.  In October 2011, CTS attempted to withhold payment of the Company’s residuals to offset the minimum obligations.  The Company filed and won a temporary restraining order restraining CTS from withholding the Company’s residual payment.  Currently the residuals were paid into an attorney’s escrow account in accordance with the court’s direction.  On November 16, 2011, the court ordered CTSto continue to pay the Company’s residuals over to an attorney escrow account.  As of December 31, 2011, the Company recorded a liability, which is included within accounts payable and accrued expenses in the accompanying consolidated balance sheet, for the cumulative amount of such shortfalls of approximately $2.5 million.

Subsequently on June 5, 2012, the parties agreed to a settlement where CTS received $1,465,000 and the remaining funds in escrow were released to the Company. As a result, the Company recorded a charge of approximately $1,035,000 which was included in cost of services.

Legal Proceedings

As described more fully below, the Company is involved in certain legal proceedings and claims, which arise in the ordinary course of business. In the opinion of the Company, based on consultations with outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on its results of operations, financial condition, or cash flows. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on such a claim and that the amount of such probable loss that it will incur on that claim is reasonably estimable, it will record a reserve for the claim in question. If and when the Company records such a reserve, it could be material and could adversely impact its results of operations, financial condition, and cash flows.

Noteholders CAMOFI Master LDC (“CAMOFI”), CAMHZN Master LDC (“CAMHZN”), and Midsummer Investment, Ltd. (“Midsummer,” together with CAMOFI and CAMHZN, “Plaintiffs”) commenced an action in New York Supreme Court on June 29, 2011 against 3 groups of Defendants (collectively, “Defendants”):  (1) The ComVest Group, ComVest Group Holdings LLC, ComVest Investment Partners III, LP, ComVest Partners III, LLC, ComVest Pipeline Cynergy Holdings, LLC,  ComVest Advisors, LLC; (2) Pipeline Cynergy Holdings, LLC, Cynergy Data, LLC, Unified Payments, LLC, Greenwise Bankcard, LLC; and  (3) The then current officers and directors of the Company and Cynergy Data, LLC.  The action against ComVest Advisors, LLC has since been withdrawn.

Plaintiffs allege in their Complaint that Defendants have stripped the Company of its ability to operate independently and have diverted Company assets and opportunities to other companies under Defendants’ control.  Plaintiffs further allege that Defendants have engaged in these actions in violation of their respective fiduciary obligations, as well as the obligations owed to Plaintiffs.  Plaintiffs claim that, following the acquisition of Cynergy Data, LLC (“Cynergy”), The ComVest Group (“ComVest”) proceeded to subjugate the interests of Pipeline to Cynergy by effectively merging Cynergy’s and the Company’s operations, which in doing so, ComVest diverted the most valuable assets, resources, and customers to Cynergy. Plaintiffs are pursuing several of their causes of action based on the “attorney in fact” language contained in the Security Agreement.  Defendants are vigorously defending this action asserting the arguments are baseless.  While the Company is not currently a party in the action, through contractual indemnity obligations, the Company is at risk of loss.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The Company filed a motion to intervene on February 24, 2012, asserting that, among other things, CAMOFI does not have the authority to bring the 7 causes of action as the Company’s purported attorney-in-fact.  After a motion to compel arbitration and stay the litigation, by Order dated May 9, 2012, the Court denied the Company’s motion to intervene, without prejudice to renewing the motion if the stay is lifted.    As the litigation stay has since been lifted, the Company expects to refile its motion to intervene on or before  August 17, 2012.  Defendants have filed an appeal of the trial court’s reconsideration of its decision on the motion to arbitrate, which is currently pending.

CoCard Marketing Group, LLC —On May 16, 2008, the Company and COCARD® Marketing Group, LLC (“CoCard”) signed a Definitive Merger Agreement, subsequently amended in September 2008 in an amended and Restated Agreement and Plan of Merger, (the “Agreement”) for the Company to acquire CoCard for approximately $79.5 million in cash and notes plus future considerations based on certain performance measurements. CoCard is a Nashville, Tennessee-based merchant services provider primarily to small and medium-sized retail accounts.

The Agreement provided for certain conditions or obligations to be met by the parties in order to close. One such condition was for the Company to have consummated an investment transaction by ComVest, or by one of its affiliates, for an amount equal to at least $50 million. The Company believes that the financial obligations and conditions to close the transaction were not met, thereby voiding the transaction.

On December 12, 2008, CoCard filed a complaint in state court in Nashville, Tennessee, against ComVest and the Company seeking specific performance of the Agreement, or in the alternative, compensatory and punitive damages allegedly arising out of the termination of the Agreement, together with attorneys’ fees, costs and other relief. In January 2010, the Court granted CoCard leave to amend its complaint.

The claims remaining against the Company were for breach of contract, breach of an alleged covenant of fair dealing, violation of state consumer protection statutes, and civil conspiracy. As to ComVest, the complaint asserted similar contract-related claims, as well as an assortment of statutory and common law claims based on ComVest’s conduct in the course of the transaction. In January 2010, the Court granted partial summary judgment in favor of the Company and ComVest, eliminating a substantial portion of CoCard’s alleged damages.

Following the successful partial summary judgment motion, the parties agreed in April 2010 to settle the dispute, resulting in a dismissal with prejudice of all claims against the Company.

Pipeline Data Inc. vs. First Data Merchant Services; (Supreme Court of  New York, County of Suffolk) – This matter was resolved pursuant to a Settlement Agreement and Release effectively June 5, 2012.  See disclosure in prior section regarding Minimum Purchase Commitment.

Smith v. The ComVest Group, et al., (Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida) – On May 14, 2012,  a group of Company shareholders filed derivative and direct claims against Company investors and their affiliates and certain members of the Company’s board of directors. The Company is the nominal defendant. The plaintiffs allege that the ComVest-led Cynergy Data, LLC acquisition led to the mismanagement and diversion of corporate opportunities from the Company.  The claims include misappropriation of corporate opportunity, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, conversion, gross negligence, and fraudulent misrepresentation.  The Company has filed a motion to dismiss on the ground that the plaintiffs failed to make a pre-suit demand on the board of directors as required by law. The other defendants have also filed a motion to dismiss the case in its entirety on several grounds, including the plaintiffs’ failure to state a claim for which relief could be granted.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Smith v. The ComVest Group, et al. (AAA Arbitration) – At the time the plaintiffs in the Smith case brought suit in Florida state court (described above), they also initiated an arbitration bringing a derivative claim against ComVest affiliates and Pipeline board members for breach of contract. The Company is also nominal defendant in the arbitration. The contract at issue is a Management Agreement between the Company and ComVest Investment Advisors, LLC, through which management services were provided to the Company.  The statement of claim makes essentially the same factual allegations about the Cynergy Data, LLC acquisition depriving the Company of effective management. The Company and the other defendants have filed motions to dismiss the arbitration on similar grounds to those filed in the Smith case.

Process America Inc. vs. Cynergy Holdings LLC; Pipeline Data Inc.; et al (Eastern District of New York) —On March 29,2011, an action was filed by certain parties to a servicing contract with Cynergy Data, LLC (“Cynergy”), a wholly-owned subsidiary of Holdings and an affiliate of the Company. The plaintiff alleged that Cynergy failed to pay residual payments and commissions and interfered with the Plaintiff’s ability to manage accounts by increasing fees and overbilling for certain services. This action was dismissed against the Company on May 19, 2011.

SecurePay.com, Inc. —United States District Court of Arizona by Net MoneyIN, Inc. (plaintiff) vs. Mellon Financial Corp., et al (defendants) (Cause No. CV-01-441-TUC-RCC) is an industry-wide suit against numerous defendants based on intellectual property infringement. A default judgment has been rendered against several of the parties as a result of a failure to appear, including the Company’s wholly owned subsidiary, SecurePay.com, Inc. No damages have been awarded. Removal of this judgment is currently being sought. The Company views this suit to be without merit.

13.	RELATED PARTY TRANSACTIONS

Kevin Weller

The office of Northern Merchant Services, Inc. (NMSI), a wholly owned subsidiary of the Company, is located in Brasher Falls, New York, is rented on a month to month basis from Kevin Weller, a former director of the Company and officer of NMSI.Commencing January 1, 2011 the monthly rental is $3,000 per month.

ComVest

In connection with the February 2009 issuance of Series B preferred stock (see Note 3), the Company entered into a management agreement with ComVest Advisors, LLC (“Advisors”), an affiliate of ComVest, for the provision of advisory services. Under the terms of the agreement, the Company pays Advisors a monthly fee equal to the greater of (i) $20,833 or (ii) 5% of EBITDA.  The agreement continues for so long as ComVest or its affiliates own at least 10% of the outstanding equity of the Company on a fully diluted basis.  The total charged to operating expense related to this agreement for the years ended December 31, 2011 and 2010, was $249,996 and $268,170, respectively, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.  As of December 31, 2011 and 2010 there was $315,495 and $-0- owed to Advisors.

The Company incurred $165,671 in costs in 2009 that were payable to ComVest at December 31, 2009, of which $138,175 was paid in 2010, pursuant to a provision of the SPA that requires the Company to indemnify Holdings and its affiliates from and against certain actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, damages, and expenses, including specifically such matters brought or made against Holdings or any of its affiliates by CoCard.  See Note 12 for a discussion of the claims that CoCard has brought against ComVest and the Company.  Such costs were expensed as incurred and are included

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

within selling, general, and administrative expenses in the accompanying consolidated statements of operations.

During 2010, ComVest Pipeline Cynergy Holdings, LLC  (“CPCH”)  (the majority owner of Holdings) acquired $12,233,500 of the principal amount of the Company’s Senior Secured Notes Due 2011 (see Note 8) from four of the noteholders. During 2011 and 2010, the Company paid $0 and $754,695 in interest to ComVest Pipeline Cynergy Holdings, LLC on such notes.  The total charged  to interest expense related  to these notes for the years ended December 31, 2011 and  2010 was $2,781,371 and $1,197,622, which is included interest expense in the accompanying consolidated statements of operations.  As of December 31, 2011 and 2010 there was $3,224,298 and $442,927 owed to CPCH.

Holdings

The Company’s principal shareholder, Holdings, has the right to elect four of the Company’s five directors and controls other entities whose operations are similar to those of the Company.

The Company paid certain amounts (primarily invoices for legal and other professional services, as well as travel-related costs for the Company’s employees) on behalf of Holdings in the aggregate amount of $159,412 during the year ended December 31, 2010 and $210,392 during the year ended December 31, 2011 in connection with potential acquisitions being evaluated by Holdings as well as other management services.  Such costs are reflected as Due from (to) Holdings in the accompanying consolidated balance sheets as of December 31, 2010 and 2011.  During 2011 Holdings and its affiliates effectively shared the costs of certain management services – primarily executive, financial, legal, sales and marketing, operations, information systems, business development, mergers and acquisitions, administration, human resources, and accounting incurred by the Company.  For the year ended December 31, 2011, $681,786 of management wage and benefit costs were allocated to Holdings and its affiliated companies by the Company, offset by $1,153,240 allocated to the Company by Holdings and Cynergy for operational personnel as described in the related party note Cynergy.

Cynergy

Effective January 1, 2010, the Company entered into a Management Agreement with Cynergy pursuant to which the parties effectively share the costs of certain management services - primarily executive, financial, legal, sales and marketing, operations, information systems, business development, mergers and acquisitions, administration, human resources, customer service, risk and underwriting, and accounting -based upon a prescribed allocation methodology.  The applicable costs are allocated based on either (i) the respective company’s proportionate share of the number of merchant customers (in the case, for example, of risk, retention, tech support, and customer support personnel), (ii) the proportionate share of the number of new applications (in the case, for example, of credit and application personnel), or (iii) divided evenly (in the case, for example, of legal, human resource, and finance executives).  During the year ended December 31, 2010, the Company incurred $1,671,011of such costs that were allocated to Cynergy pursuant to the Management Agreement and accounted for as a reduction in the related expense, all of which is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations.  These  amounts were  offset by $1,679,803of costs incurred by Cynergy and allocated to the Company pursuant to the Management Agreement and are included within selling, general, and administrative expenses.  As a result of the foregoing, the Company’s results of operations may not be indicative of those that would have been achieved had the Company operated on a standalone basis with respect to the services provided to and from Cynergy under the Management Agreement.  See Holdings note for allocations under management agreement for the year ended December 31, 2011.

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Effective July 1, 2010, the Company entered into an Independent Sales Organization Processing Agreement (the “ISO Agreement”) with Cynergy pursuant to which the Company will market exclusively the credit and debit card processing services of Cynergy in exchange for compensation equal to all merchant revenues attributable to the Company’s merchant customers collected by Cynergy in excess of certain fees that are calculated in accordance with an agreed-upon schedule.  The Company determines all fees charged to its merchant customers, subject to Cynergy’s approval, provided that such fees are in excess of the agreed-upon amounts to be retained by Cynergy.  The Company also bears 100% of the risk of loss attributable to the Company’s merchant customers.  Although not necessarily representative of the ISO residuals that would be earned by the Company if the ISO Agreement had been entered into with an unrelated party, management believes the terms of the ISO Agreement, including the related compensation provisions, are reasonable and commensurate with the services provided.  For the years ended December 31, 2011 and December 2010, the Company earned revenues and incurred related costs pursuant to the ISO Agreement as follows:

	2011	2010

Revenue	$ 6,017,004	$ 1,055,135

Operating expenses
Interchange fees	(2,387,441)	(512,802)
Processing fees	(422,655)	(128,627)
Chargeback losses	$ (1,711,876)	$ (454,455)

Net	$ 1,495,032	$ (40,749)

The revenue and interchange fees in the foregoing table are included in the corresponding captions in the accompanying consolidated statements of operations.  Processing fees are included as a component of cost of services and chargeback losses are included as a component of selling, general, and administrative expenses.

In addition to the foregoing, from time to time, and primarily for reasons of administrative convenience, the Company and Cynergy each payand are periodically reimbursed in full - for certain costs (e.g., corporate insurance, reimbursable employee expenses) incurred on the other’s behalf.  During the year ended December 31, 2011, the Company paid a total of $1,238,433 of such costs on behalf of Cynergy, which was partially offset by $148,518 of such costs that were paid by Cynergy on the Company’s behalf. Reimbursements of such costs are accounted for as a reduction of the corresponding expenses.

Following is a summary of the amounts due from (to) affiliates, excluding interest, for the year ended December 31, 2011 and 2010 as a result of the foregoing transactions with affiliates:

PIPELINE DATA INC. and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	Holdings	Cynergy	Comvest	Total

Amounts due from (to) Affiliates, January 1, 2010	$ -	$ 105,969	$ (165,671)	$ (59,702)

Allocation of costs pursuant to the Management Agreement			(275,160)	(275,160)
Amounts allocated from the Company to Affiliates		1,671,011		1,671,011
Amounts allocated from Affiliates to the Company		(1,679,803)		(1,679,803)
Revenue in excess of costs attributable to the ISO agreement		(40,749)		(40,749)
Cost paid by Pipeline on behalf of Affiliates	159,412	380,695		540,107
Cost paid by Affiliates on behalf of Pipeline		(258,156)		(258,156)
Net cash settlement (received from) paid to Affiliates	-	(267,702)	413,335	145,633
Amounts due from Affiliates, December 31, 2010	159,412			159,412
Amounts due to Affiliates, December 31, 2010	-	(88,735)	(27,496)	(116,231)

Amounts due from (to) Affiliates, December 31, 2010	159,412	(88,735)	(27,496)	43,181

Allocation of costs pursuant to the Management Agreement			(249,995)	(249,995)
Amounts allocated from the Company to Affiliates	681,786			681,786
Amounts allocated from Affiliates to the Company	(1,153,240)			(1,153,240)
Revenue in excess of costs attributable to the ISO agreement		1,495,032		1,495,032
Cost paid by Pipeline on behalf of Affiliates	210,392	1,238,433	(476)	1,448,349
Cost paid by Affiliates on behalf of Pipeline		(148,518)		(148,518)
Net cash settlement received from Affiliates	(367,171)	(2,117,795)	(62,499)	(2,547,465)
Amounts due from Affiliates, December 31, 2011	-	378,417		378,417
Amounts due to Affiliates, December 31, 2011	(468,821)	-	(340,466)	(809,287)

Amounts due from (to) Affiliates, December 31, 2011	$ (468,821)	$ 378,417	$ (340,466)	$ (430,870)

14.	401(k) PROFIT SHARING PLAN

The Company adopted the Pipeline Data Inc. 401(k) Profit Sharing Plan and Trust effective January 1, 2010.  The Company may match participant-elective deferrals at its discretion. Contributions may vary from year to year.  For 2011 and 2010 the cost recognized as a discretionary match to the 401(k) Profit Sharing Plan were  $71,106 and $60,346, respectively.

15.	SUBSEQUENT EVENTS

On May 24, 2012 the Company’s Board of Directors decided to explore restructuring options, including the potential sale, of Pipeline Data Inc or portions of its business.  It is anticipated that the process of identifying possible buyers will commence shortly.